Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, November 2, 2021

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2021 RESULTS

Quarter Highlights:
•Q3 2021 bookings increased 63.4% over Q3 2020 levels, but were down 20.9% from Q2 2021 record levels as the global lift truck market moderated
•Q3 2021 revenues increased 14.7% over Q3 2020 due to a 12.6% increase in shipments
•Despite improved shipments and record backlog levels, Q3 2021 production and shipments continue to be severely disrupted by component availability
•Q3 2021 consolidated operating loss of $54.3 million due to the following:
▪At the Lift Truck and Bolzoni businesses, material and freight cost inflation and manufacturing variances driven by component shortages and higher operating expenses resulting from the elimination of cost containment actions put in place in 2020
▪At Nuvera, inventory and fixed asset adjustments totaling $24.8 million were recorded in Q3 2021 due to reduced near-term sales prospects.
•Q3 2021 consolidated net loss of $77.2 million includes a $38.4 million charge to establish a valuation allowance primarily on certain U.S. deferred tax assets, as well as the after-tax impact of the Nuvera adjustments

    Cleveland, Ohio, November 2, 2021 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $748.2 million, an operating loss of $54.3 million and a net loss of $77.2 million, or a loss of $4.59 per share, for the third quarter of 2021 compared with consolidated revenues of $652.4 million, operating profit of $7.3 million and net income of $5.1 million, or $0.30 per share, for the third quarter of 2020.
For the nine months ended September 30, 2021, the Company reported consolidated revenues of $2.2 billion, an operating loss of $45.3 million and a net loss of $69.7 million, or a loss of $4.15 per share, compared with consolidated revenues of $2.1 billion, operating profit of $36.2 million and net income of $24.0 million, or $1.43 per share, for the first nine months of 2020.
At September 30, 2021, the Company's cash on hand was $61.4 million and debt was $428.0 million compared with cash on hand of $87.5 million and debt of $345.7 million at June 30, 2021. As of September 30, 2021, the Company had unused borrowing capacity of approximately $245.9 million under the Company's revolving credit facilities compared with $313.9 million at June 30, 2021.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the third quarter of 2021 and 2020:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Revenues	$703.8	$618.7	$90.0	$63.3	$0.2	$0.7
Gross Profit (Loss)	$66.9	$94.3	$15.2	$12.1	$(16.5)	$(2.7)
Operating Profit (Loss)	$(21.3)	$16.2	$—	$0.1	$(32.5)	$(8.7)
Net Income (Loss)	$(34.8)	$11.6	$2.2	$0.1	$(38.1)	$(6.1)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended September 30, 2021	Quarter Ended June 30, 2021	Quarter Ended September 30, 2020
Unit Shipments	23,200	22,700	20,600
Unit Bookings	37,100	46,900	22,700
Unit Bookings $ Value	$910	$1,070	$545
Unit Backlog	98,800	84,900	33,600
Unit Backlog $ Value	$2,450	$2,070	$910
    The lift truck market continued to grow in the 2021 third quarter, increasing approximately 23% over the prior year quarter but at a more moderate pace than in the first half of the year. Compared with the 2021 second quarter, the market decreased more than 14% due to downturns in all markets except Latin America.
In the third quarter of 2021, bookings increased significantly compared with the prior year third quarter due to a higher market as a result of increased economic activity, share gains, long lead times and the pull forward of orders ahead of price increases, but were lower than the record levels experienced in the second quarter of 2021. Despite continued high bookings levels, unit shipments were only modestly higher than the 2021 second quarter due to significant component shortages caused by ongoing global supply chain and logistics constraints. These factors led to a large increase in backlog compared with the 2021 second quarter, and to a new historically high backlog level, which has extended delivery lead times substantially.
The average bookings sales price per unit increased compared with the 2021 second quarter and the prior-year quarter because the Company continued to increase prices to offset material and freight cost inflation. The increase in prices also translated into a modest increase in the current average sales price per unit of backlog compared with the 2021 second quarter, but the average value decreased from the prior year third quarter because of a change in the mix of products due in part to a significant increase in orders for lower-priced trucks in the Americas over the past year.
Throughout the first nine months of the year, the Company's ability to ship product was significantly constrained by parts shortages. These shortages, which worsened in the third quarter, arose due to shipping space availability in China, congestion at U.S. ports and a shortage of trucks available to move the goods once they are received at U.S. ports as a result of a general lack of truck availability and labor shortages. All of these factors have limited the Company's ability to receive parts at their originally scheduled times. The Company has put significant effort into securing components through other channels including different shipping methods and other vendors. However, the limited availability of alternative shipping methods and the build-to-order, highly configured nature of the Company's components means that alternative vendors that can provide the necessary components are very limited, and therefore counteracting these constraints successfully is very difficult.
Despite these component shortage, revenues in the Lift Truck segment increased 13.8% in the third quarter of 2021 over the third quarter of 2020 primarily as a result of higher unit and parts volumes, mainly due to a 2,600 unit increase in shipments in all classes except Class 1 electric trucks. Favorable currency movements of $6.7 million and the favorable effect of price increases put in place to mitigate the impact of material and freight cost inflation also contributed to the improvement in Lift Truck revenues.

Geographic Segment Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Unit Shipments	13,700	12,000	6,200	5,400	3,300	3,200
Revenues	$494.3	$426.9	$153.4	$143.8	$56.1	$48.0
Gross Profit	$44.5	$65.7	$18.5	$22.4	$3.9	$6.2
Operating Profit (Loss)	$(16.9)	$16.1	$(0.9)	$3.3	$(3.5)	$(3.2)
**The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Overall, the Lift Truck business generated an operating loss of $21.3 million compared with operating profit of $16.2 million in the third quarter of 2020 despite higher revenues. The substantial decline was primarily due to a significant decrease in gross profit and higher operating expenses in the Americas and EMEA segments. Gross profit declined primarily due to cost increases of $37.2 million driven by significant material cost and freight inflation, net of price increases of $5.5 million, and a shift in sales mix to lower-margin lift trucks. Additionally, component shortages resulting from supply chain and logistics constraints had a severe impact on the Company's ability to produce and ship products out of backlog, resulting in manufacturing costs $6.4 million higher than the 2020 third quarter. The realization of higher margins on parts sales and higher unit volumes partly offset these significantly increased material and freight costs. Operating expenses increased mainly as a result of the reinstatement of pre-pandemic salaries and benefits that were suspended in 2020.
While all three of the geographic Lift Truck segments were affected by these unfavorable increases in material and freight costs, the Americas segment experienced the greatest impact. Despite a 15.8% increase in revenues resulting from higher unit and parts volumes in the third quarter of 2021 compared with the prior year quarter, the Americas generated an operating loss of $16.9 million compared to operating profit of $16.1 million in the third quarter of 2020. The Americas loss was largely due to a $32.8 million increase in material and freight costs and higher manufacturing costs as a result of inefficiencies associated with component shortages that constrained the Americas' ability to ship product.
In the third quarter of 2021, the EMEA segment experienced production delays and higher costs, but to a lesser extent than in the Americas. Revenues increased 6.7% compared with the 2020 third quarter. EMEA reported an operating loss of $0.9 million compared with an operating profit of $3.3 million in the third quarter of 2020. In addition to the component shortages due to supply chain constraints and material and freight cost inflation, the absence of pandemic-related government support incentives of $1.5 million received in the prior year and the reinstatement of pre-pandemic salaries and benefits also contributed to the lower EMEA results.
Revenues in the JAPIC segment during the third quarter of 2021 increased 16.9% over the third quarter of 2020. JAPIC generated an operating loss of $3.5 million in the third quarter of 2021 compared with an operating loss of $3.2 million in the third quarter of 2020. Unlike in the Americas and EMEA, lower gross profit due to material and freight cost inflation and additional manufacturing costs were largely offset by lower operating expenses.

Hyster-Yale Group Strategic Perspective
The global lift truck market is expected to decline in the fourth quarter of 2021 compared with the prior year fourth quarter, but still remain significantly higher than pre-pandemic levels. Markets in 2022 are expected to recede from the historical highs of 2021, but still be higher than pre-pandemic levels. As a result of this market outlook, the Lift Truck business is anticipating a substantial decrease in bookings in the 2021 fourth quarter compared with the third quarter of 2021, and in the succeeding 2022 quarters compared with the respective 2021 quarters.
In the first nine months of 2021, the Company has experienced production and shipment levels which are far lower than its objectives due to supply chain logistics constraints. This is anticipated to continue in the 2021 fourth quarter and in at least the first half of 2022. Nonetheless, shipments are expected to increase over the prior year fourth quarter and the third quarter of 2021. Significant material cost inflation and higher freight costs, which continued to worsen in the 2021 third quarter, and the current non-renewal of tariff exclusions are expected to continue to affect the cost of components and freight negatively over the remainder of 2021 compared with the prior year fourth quarter. The Lift Truck business has implemented price increases several times over the course of 2021 to moderate the effect of material cost inflation, but many of the orders in the backlog slotted for production in the remainder of 2021 and the first half of 2022 do not reflect the full effect of all these price increases. As a result, the Company expects to continue to experience low margins in the fourth quarter of 2021 and, at best, in the first half of 2022, due to the lag between when unit price increases went into effect and when they are realized as the units are shipped. The Company will continue to work aggressively to manage supply chain and logistics costs and component availability and tariff exclusions, and will adjust prices accordingly. As a result of these factors, and the increase in costs associated with the reinstatement of pre-pandemic salaries and benefits, significant operating and net losses are expected in the Lift Truck business in the 2021 fourth quarter and in the first half of 2022.
From a strategic perspective, Hyster-Yale Group has three core strategies that are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance. The first is to provide the lowest cost of ownership while enhancing customer productivity. The primary focus of this strategic initiative is the new modular and scalable product projects, which are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers, including low-intensity applications. Additional to this are key projects geared toward electrification of trucks for applications now dominated by internal combustion engine trucks, automation product options and providing telemetry and operator assist systems. The second core strategy is to be the leader in the delivery of industry- and customer-focused solutions. The primary focus for this strategic initiative is transforming the Company's sales approach by using an industry-focused approach to meet its customers' needs. The third core strategy is to be the leader in independent distribution. The main focus of this strategic initiative is on dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally.
As a result of these core strategies and the increased shipment volume potential of the current backlog and 2022 expected bookings, the Lift Truck business expects to return to an operating profit in the second half of 2022. Over this period, the Company is assuming the stabilization or reduction of product and transportation costs and the continued expectation of improved component and logistics availability. Over this period and the longer term, the Company is also assuming the continued introduction of the currently released and additional modular and scalable product families and the continued implementation of cost savings initiatives.

Bolzoni Results
Bolzoni's revenues for the 2021 third quarter increased to $90.0 million from $63.3 million in the 2020 third quarter primarily as a result of higher sales volumes partly offset by a shift in sales toward lower-priced products. Despite higher revenues, higher material and freight costs and component shortages due to supply chain constraints resulted in Bolzoni reporting breakeven operating results, which are comparable to the 2020 third quarter.

Bolzoni Strategic Perspective
Bolzoni expects increases in operating profit and net income in the fourth quarter of 2021 compared with both the prior-year period and the first nine months of 2021. Over the course of 2022, Bolzoni expects component shortages to moderate and pricing to permit improved returns as the year progresses despite higher costs.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is working to increase its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market through the introduction of a broader range of locally produced attachments with shorter lead times, while continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe based on an industry-specific approach, with an immediate focus on the paper, beverage, appliance, 3PL and automotive industries.

Nuvera Results
Nuvera's revenues decreased to $0.2 million in the third quarter of 2021 from $0.7 million in the third quarter of 2020. The revenue decrease was primarily the result of fewer sales of fuel cell engines for lift truck battery-box replacements. Nuvera continues to focus on increasing its sales pipeline for its 45kW and 60kW engines in all major geographic areas by strengthening its commercial programs. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and supply chain constraints have delayed Nuvera's ability to book, manufacture and ship revenue-generating orders for its larger engines.
The effects of the COVID-19 pandemic, including border closures and a reduced speed of market development, particularly in China, significantly reduced progress on certain research, development and sales agreements entered into by Nuvera prior to the pandemic. In anticipation of fulfilling these agreements, Nuvera had made significant investments in manufacturing equipment and inventory to support future production. In the third quarter of 2021, as a result of a reduced near-term sales forecast, Nuvera reduced its inventory value by $14.8 million to its estimated net realizable value and recorded a $10.0 million fixed asset impairment charge to reduce the carrying value of its fixed assets to market value. As a result of these charges, Nuvera reported a 2021 third quarter operating loss of $32.5 million compared with a loss of $8.7 million in the third quarter of 2020.

Nuvera Strategic Perspective
Nuvera continues to focus on serving niche, heavy-duty vehicle applications with expected strong near-term fuel cell adoption potential, using its 45kW and 60kW engines, which were both released for sale late in 2020. As a result of these releases, Nuvera accelerated its 45kW and 60kW engine commercialization operations for the global market. In the fourth quarter of 2021 and in 2022, Nuvera will continue to focus on ramping up demonstrations, quotes and bookings of these products. In addition, Nuvera has initiated development of a new 125kW engine and continues to focus on applications in the forklift truck market.

Consolidated Outlook
Given the extensive component shortages due to supply chain constraints, significant material and freight cost inflation, as well as continued losses at Nuvera, the Company, on a consolidated basis, expects significant operating and net losses for the 2021 fourth quarter and in the first half of 2022. Consolidated results are expected to return to an operating profit in the second half of 2022 assuming reasonable resolution of component shortages and relative stabilization of material and freight costs. The Company also expects to have moderately reduced losses at Nuvera as a result of enhanced fuel cell shipments.
While the Company expects to make additional investments in the business during the fourth quarter of 2021, and in 2022, maintaining liquidity will continue to be a priority. Capital expenditures in the fourth quarter of 2021 are expected to be approximately $22 million.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, November 3, 2021 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/4694252 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through November 10, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding strategic initiatives can also be found in the Company's Q3 2021 Investor Deck that will be made available on the Company's website.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor or changes in or unavailability of quality suppliers or transporters, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are re-established, (3) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (4) further impairment charges or charges due to the valuation allowances, (5) delays in manufacturing and delivery schedules, (6) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (7) the successful commercialization of Nuvera's technology, (8) customer acceptance of pricing, (9) the political and economic uncertainties in the countries where the Company does business, (10) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, or more favorable product pricing offered by, competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (17) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
	(In millions, except per share data)

Revenues	$748.2	$652.4	$2,246.0	$2,092.5
Cost of sales	683.1	549.0	1,946.1	1,748.8
Gross Profit	65.1	103.4	299.9	343.7
Selling, general and administrative expenses	119.4	96.1	345.2	307.5
Operating Profit (Loss)	(54.3)	7.3	(45.3)	36.2
Other (income) expense
Interest expense	4.1	3.1	10.7	10.7
Income from unconsolidated affiliates	(2.6)	(1.6)	(8.2)	(4.0)
Other, net	0.5	(0.6)	0.1	1.7
Income (Loss) before Income Taxes	(56.3)	6.4	(47.9)	27.8
Income tax provision	20.5	0.7	20.5	2.5
Net income attributable to noncontrolling interests	(0.4)	(0.6)	(1.3)	(1.3)
Net Income (Loss) Attributable to Stockholders	$(77.2)	$5.1	$(69.7)	$24.0

Basic Earnings per Share	$(4.59)	$0.30	$(4.15)	$1.43

Diluted Earnings per Share	$(4.59)	$0.30	$(4.15)	$1.43

Basic Weighted Average Shares Outstanding	16.820	16.795	16.815	16.766
Diluted Weighted Average Shares Outstanding	16.820	16.803	16.815	16.796

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	12/31/2020	3/31/2021	6/30/2021	9/30/2021	LTM 9/30/2021
	(In millions)
Net Income (Loss) Attributable to Stockholders	$13.1	$5.6	$1.9	$(77.2)	$(56.6)
Fixed asset impairment charge	—	—	—	10.0	10.0
Noncontrolling interest income	0.1	0.5	0.4	0.4	1.4
Income tax provision (benefit)	1.2	2.4	(2.4)	20.5	21.7
Interest expense	3.0	2.8	3.8	4.1	13.7
Interest income	(0.2)	(0.1)	(0.1)	(0.1)	(0.5)
Depreciation and amortization expense	11.1	11.7	11.6	11.4	45.8
Adjusted EBITDA*	$28.3	$22.9	$15.2	$(30.9)	$35.5

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before Fixed asset impairment charges, income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
	(In millions)
Revenues
Americas	$494.3	$426.9	$1,433.1	$1,432.4
EMEA	153.4	143.8	499.2	416.0
JAPIC	56.1	48.0	181.6	140.6
Hyster-Yale Group	$703.8	$618.7	$2,113.9	$1,989.0
Bolzoni	90.0	63.3	254.3	215.4
Nuvera	0.2	0.7	0.5	2.8
Eliminations	(45.8)	(30.3)	(122.7)	(114.7)
Total	$748.2	$652.4	$2,246.0	$2,092.5

Gross profit (loss)
Americas	$44.5	$65.7	$190.2	$240.3
EMEA	18.5	22.4	68.6	57.4
JAPIC	3.9	6.2	16.7	14.9
Hyster-Yale Group	$66.9	$94.3	$275.5	$312.6
Bolzoni	15.2	12.1	47.4	40.5
Nuvera	(16.5)	(2.7)	(22.3)	(8.5)
Eliminations	(0.5)	(0.3)	(0.7)	(0.9)
Total	$65.1	$103.4	$299.9	$343.7

Operating profit (loss)
Americas	$(16.9)	$16.1	$11.3	$77.9
EMEA	(0.9)	3.3	2.9	(4.0)
JAPIC	(3.5)	(3.2)	(7.9)	(12.7)
Hyster-Yale Group	$(21.3)	$16.2	$6.3	$61.2
Bolzoni	—	0.1	0.4	2.3
Nuvera	(32.5)	(8.7)	(51.3)	(26.4)
Eliminations	(0.5)	(0.3)	(0.7)	(0.9)
Total	$(54.3)	$7.3	$(45.3)	$36.2

Net income (loss) attributable to stockholders
Americas	$(31.8)	$10.7	$(17.3)	$52.0
EMEA	0.1	3.7	4.9	(0.9)
JAPIC	(3.1)	(2.8)	(4.9)	(8.5)
Hyster-Yale Group	$(34.8)	$11.6	$(17.3)	$42.6
Bolzoni	2.2	0.1	2.2	2.2
Nuvera	(38.1)	(6.1)	(48.5)	(18.6)
Eliminations	(6.5)	(0.5)	(6.1)	(2.2)
Total	$(77.2)	$5.1	$(69.7)	$24.0

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2021	2020
	(In millions)
Net cash provided by (used for) operating activities	$(191.8)	$76.1
Net cash used for investing activities	(10.1)	(29.8)
Cash Flow Before Financing Activities	$(201.9)	$46.3

	September 30, 2021	December 31, 2020
	(In millions)
Debt	$428.0	$289.2
Cash	61.4	151.4
Net Debt	$366.6	$137.8